Exhibit 10.20

FRESH VINE WINE, INC.
Restricted Stock UNIT Agreement

(Director)

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), made effective as of           , 202           (the “Grant Date”) is by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and           (“Director”).

Background

A. The Company has adopted the Fresh Vine Wine, Inc.2021 Equity Incentive Plan (the “Plan”), to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company.

B. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) believes that entering into this Agreement with Director is consistent with the stated purposes for which the Plan was adopted.

C. The Company desires to grant restricted stock units to Director, and Director desires to accept such restricted stock units, on the terms and conditions set forth herein and in the Plan.

D. The terms of this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a “short-term deferral” of compensation. Code Section 409A and the Treasury Regulations issued thereunder are referred to in this Agreement as “Section 409A.”

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1. Grant of Restricted Stock Units. Subject to Section 2 below, the Company hereby grants to Director an Incentive consisting of, in the aggregate,           restricted stock units (the “Units”). Each Unit represents the right to receive one share of Common Stock (“Shares”) from the Company, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan. The Units shall be credited to a separate account maintained for Director on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Vesting and Forfeiture of Units.

(a) Generally. Except as otherwise provided herein, the Units (or portion thereof) credited the Account will vest on the date(s) set forth in the following table (each a “Vesting Date”).

Number of Units	Vesting Date

(b) Forfeiture. The foregoing vesting schedule notwithstanding, if Director shall cease to be serve as a member of the Company’s Board of Directors (for any reason or no reason) prior to a Vesting Date, that portion of the Units scheduled to vest on such Vesting Date shall not vest, shall be automatically forfeited, and all of Director’s rights to and under such non-vested portion of the Units shall terminate.

3. Form and Timing of Payment.

(a) As soon as administratively practicable following each Vesting Date, but no later than thirty (30) days thereafter, the Company shall register on the books of the Company and issue one or more certificates in Director’s name evidencing a number of Shares equal to the number of Units vested on such Vesting Date (or register such Shares in book entry form on the books of the Company or its transfer agent), subject to any tax withholding required under Section 5. Whenever the Company shall become obligated to issue Shares in respect of a Unit subject to this Agreement, all rights of Director with respect to such Unit, other than the right to such issuance, shall terminate and be of no further force or effect and such Unit shall be cancelled.

(b) Notwithstanding Section 3(a), if Director is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when Director becomes eligible for settlement of Units upon his or her “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following Director’s separation from service and (b) Director’s death.

4. No Right to Continuation of Employment or Corporate Assets; No Rights as Stockholder. Nothing contained in this Agreement shall be deemed to grant Director any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Director, Director’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. Director shall not have any rights of a stockholder with respect to the Shares underlying the Units unless and until the Units vest and are settled by the issuance of such Shares.

5. Withholding of Tax. To the extent that the receipt of Units, cash or Common Stock results in income to Director for federal or state income tax purposes, Director shall pay the applicable withholding tax to the Company. Director acknowledges and agrees that the Company shall have the right to collect such amounts from Director as a condition to the issuance of the Shares. Only if and to the extent permitted by the Committee in its sole discretion, Director may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the Shares of restricted stock, shares of Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction, in accordance with the Plan. The Committee may disapprove of any Election.

6. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Units shall be adjusted or terminated in any manner as contemplated by Section 10.6 of the Plan.

7. No Assignment of Units or Rights to Shares. Neither Director nor any beneficiary shall have any right to assign, pledge or otherwise transfer any Units or any right to receive cash or shares of Common Stock under this Agreement, except to the limited extent permitted under the Plan. No creditor of Director (or of any beneficiary) shall have any right to garnish or otherwise attach any Units or any right to receive cash or shares of Common Stock under this Agreement. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, the Company shall have no further liability under this Agreement.

8. Director Representations. Director hereby represents and warrants that Director has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Director is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Director understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement.

9. Compliance with Law.

(a) The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and with all applicable requirements of federal and state securities laws (collectively, the “Securities Laws”) and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of the Securities Laws and regulatory agencies have been complied with to the satisfaction of the Company and its counsel.

(b) Director acknowledges that the shares of Common Stock to be received upon the vesting of any Units may not have been registered under the Securities Act of 1933 or other applicable Securities Laws of any state. If such shares of Common Stock shall have not been so registered, Director acknowledges and understands that the Company is under no obligation to register, under the Securities Laws, the shares of Common Stock received by Director or to assist Director in complying with any exemption from such registration if Director should at a later date wish to dispose of the shares of Common Stock. Director acknowledges that, if not then registered under the Securities Laws, any certificates representing the shares of Common Stock shall bear a legend restricting the transferability thereof in substantially the following form:

The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws. In its discretion, the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company.

10. The Plan; Administration. The Units are granted pursuant to the Plan and is governed by the terms thereof, which are incorporated herein by reference. The Board and/or the Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Board and/or the Committee with respect thereto and to this Agreement shall be final and binding upon the Director. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control. By the execution of this Agreement, Director acknowledges receipt of a copy of the Plan.

11. General.

(a) Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Director under this Agreement shall be in writing and addressed to Director at Director’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(b) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

(c) This Agreement may be amended only by a written agreement executed by the Company and Director.

(d) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein; and this Agreement shall not be modified except in accordance with paragraph 11(c) of this Agreement.

(e) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(f) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall be constitute but one in the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other means of electronic transmission utilizing reasonable image scan technology (or DocuSign technology) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(h) If the parties should have a dispute arising out of, or relating to, this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 11(h); (ii) during the 30-day period following the delivery of the notice described in this Section 11(h) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Minnesota in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that the law applicable to any controversy shall be the laws of the state of Nevada, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (1) discovery shall be allowed and governed by the Rules, and (2) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the Company and Director. In the event of failure of the parties subject to the dispute to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than 30 days. Failure of the arbitrator to meet the time limits of this subsection will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the arbitrator. The arbitrator may elect to award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

(i) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles; provided that if the jurisdiction of incorporation of the Company is a jurisdiction other than Nevada, then this Agreement shall instead be governed by the laws of the jurisdiction of incorporation of the Company, without regard to its conflicts-of-law principles. The venue for any action relating to this Agreement shall be the federal or state courts located in Minneapolis, Minnesota, to which venue each party hereby submits.

Signature Page follows.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement to be effective as of the date first set forth above.

DIRECTOR:

FRESH VINE WINE, INC.:

By:
Name:
Title:

Signature Page – Restricted Stock Purchase Agreement